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                                                                 EXHIBIT (i) (1)

BELL, BOYD & LLOYD LLC                      THREE FIRST NATIONAL PLAZA
                                            70 WEST MADISON STREET, SUITE  3100
                                            CHICAGO, ILLINOIS 60602-4207
                                            312 372-1121  FAX  312 827-8000

                                            OFFICES IN CHICAGO
                                            AND WASHINGTON, D.C.



                                  June 9, 2006



Calamos Investment Trust
2020 Calamos Court
Naperville, Illinois  60563

Ladies and Gentlemen:

     We have acted as counsel for Calamos Investment Trust (the "Trust") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an indefinite number of Class A shares, Class B shares, Class C shares and Class I shares of beneficial interest (the "Shares") of the series of the Trust designated Calamos Multi-Fund Equity (the "Fund") in post-effective amendment no. 44 to the Trust's registration statement no. 33-19228 on Form N-1A (the "Registration Statement").

     In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates, and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Third Amended and Restated Agreement and Declaration of Trust (the "Trust Agreement"), and by-laws, as amended, of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Fund and the Registration Statement.

     Based on such examination, we are of the opinion that, upon the issuance and delivery of the Shares after the post-effective amendment has been declared effective and in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares when issued will be duly authorized, validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or the Fund. However, the Trust Agreement disclaims shareholder liability for acts or obligations of the Trust and the Fund and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Trust Agreement provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable for the


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Calamos Investment Trust
June 9, 2006
Page 2

obligations of the Trust or the Fund. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

     In giving this opinion, we have relied upon the opinion of Goodwin Procter LLP dated June 9, 2006 and have made no independent inquiry with respect to any matter covered by such opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                            Very truly yours,

                                            Bell, Boyd & Lloyd LLC

                                            /s/ Bell, Boyd & Lloyd LLC